Exhibit 4.1

FOURTH SUPPLEMENTAL INDENTURE

FOURTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of January 19, 2005 is entered into between Key Energy Services, Inc., a Maryland corporation (the “Company”), the undersigned guarantors and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee that certain Indenture dated as of May 9, 2003 (as supplemented by the First Supplemental Indenture dated as of May 14, 2003, the Second Supplemental Indenture dated as of July 12, 2004, and the Third Supplemental Indenture dated as of July 19, 2004, the “Indenture”), pursuant to which the Company issued an aggregate outstanding principal amount of $150 million of 6 3/8% Senior Notes due 2013 (the “Notes”);

WHEREAS, the Indenture requires, among other things, that the Company shall (i) provide to the Trustee copies of certain reports filed with the U.S. Securities and Exchange Commission and (ii) comply with other financial reporting requirements specified in the Indenture;

WHEREAS, the Company has received the consent of the holders of a majority in principal amount of the Notes as of January 7, 2005 (the “Record Date”), to waive any and all defaults or events of defaults that may arise from the Company’s noncompliance with the reporting requirements specified in the Indenture prior to March 31, 2005; and

WHEREAS, the Company and the Trustee are authorized to enter into this Supplemental Indenture pursuant to the consent of the holders of the Notes.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1.     CAPITALIZED TERMS.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY.  The Company represents and warrants to the Trustee as follows:

(a)           Pursuant to Section 513 of the Indenture, Holders of a majority in principal amount of the Outstanding Securities as of the Record Date (or their duly designated proxies) have waived any past defaults related to the Company’s noncompliance with the reporting requirements specified in Sections 704 and 1003 of the Indenture;

(b)           Holders of a majority in principal amount of the Outstanding Securities as of the Record Date have consented to and approved the execution and delivery of this Supplemental Indenture; and

(c)           the execution and delivery of this Supplemental Indenture is authorized and permitted by the Indenture, and all of the Indenture’s requirements for the execution and delivery of this Supplemental Indenture have been satisfied.

3.     REQUEST TO EXECUTE THIS SUPPLEMENTAL INDENTURE.  The Company has requested, and does hereby request, that the Trustee execute this Supplemental Indenture.

4.     AMENDMENT TO SECTION 501(C).  Section 501(c) of the Indenture shall be deleted in its entirety and will be replaced by the following Section 501(c):

“(c)         the Company fails to comply with any of the provisions of Section 801 or Section 1010 hereof and such failure shall have continued for 15 days after notice from the Company or any Holder of the Notes or the Company or any of its Subsidiaries fails to comply with the provisions of Section 1007 or Section 1009 hereof, and such failure shall have continued for 30 days after notice from the Company or any Holder of the Notes or the Company or any of its Restricted Subsidiaries fails to comply by March 31, 2005, with Section 704 or Section 1003 with respect to the financial reports, information, documents or statements to be provided, filed or made available for annual or quarterly periods ending prior to March 31, 2005 and such failure shall have continued for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding.”

5.     AMENDMENT TO SECTION 704– REPORTS BY COMPANY AND THE GUARANTORS.  Section 704 of the Indenture shall be deleted in its entirety and will be replaced by the following Section 704:

“SECTION 704.  Reports by Company and the Guarantors.

The Company and each of the Guarantors shall (except as provided in the next paragraph) file with the Trustee, within 15 days after the Company is required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Company or any Guarantor may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, and shall otherwise comply with Section 314(a) of the Trust Indenture Act.

Notwithstanding any other provision in this Section 704, until March 31, 2005, the Company and the Guarantors shall not be required to provide, file or make available financial reports, information, documents or statements that the Company otherwise would have been required to provide, file or make available to the Trustee, the Commission, or any other Person pursuant to this Section 704 on any date before March 31, 2005.”

2

6.     AMENDMENT TO SECTION 1003– REPORTS.  Section 1003 of the Indenture shall be deleted in its entirety and will be replaced by the following Section 1003:

“SECTION 1003.  Reports.

Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company shall furnish to the Holders of Notes within the time periods specified in the Commission’s rules and regulations (except as provided in the next paragraph) (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by the Company’s independent public accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by this Section 1003 shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company. In addition, following consummation of the Exchange Offer, whether or not required by the rules and regulations of the Commission, the Company shall (except as provided in the next paragraph) file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. The Company shall at all times comply with TIA § 314(a). Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Notwithstanding any other provision in this Section 1003, until March 31, 2005, the Company and the Guarantors shall not be required to provide, file or make available financial reports, information, documents or statements that the Company otherwise would have been required to provide, file or make available to the Trustee, the Commission, or any other Person pursuant to this Section 1003 on any date before March 31, 2005.”

7.     GOVERNING LAW.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS, OTHER THAN THE CHOICE OF LAW PROVISIONS, OF THE STATE OF NEW YORK.

3

8.     COUNTERPARTS.  The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

9.     EFFECT OF HEADINGS.  The Section headings herein are for convenience only and shall not affect the construction hereof.

10.   THE TRUSTEE.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

[SIGNATURES ON FOLLOWING PAGES]

4

[SIGNATURE TO FOURTH SUPPLEMENTAL INDENTURE FOR 6 3/8% NOTES DUE 2013]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

THE COMPANY:

KEY ENERGY SERVICES, INC.

By:	/s/ Royce W. Mitchell
Name:	Royce W. Mitchell
Title:	Executive Vice President, Chief Financial Officer and Chief Accounting Officer

THE TRUSTEE:

U.S. BANK NATIONAL ASSOCIATION
as Trustee

By:	/s/ Robert C. Butzier
Name:	Robert C. Butzier
Title:	Vice President

GUARANTORS:

BROOKS WELL SERVICING, INC.
DAWSON PRODUCTION MANAGEMENT, INC.*
KALKASKA OILFIELD SERVICES, INC.
KEY ENERGY DRILLING, INC.
KEY ENERGY SERVICES-CALIFORNIA, INC.
KEY ENERGY SERVICES-SOUTH TEXAS, INC.
KEY FOUR CORNERS, INC.
KEY ROCKY MOUNTAIN, INC.
KEY ENERGY SHARED SERVICES, LLC
MISR KEY ENERGY SERVICES, LLC*
UNITRAK SERVICES HOLDING, INC.
WATSON OILFIELD SERVICE & SUPPLY, INC.
WELL-CO OIL SERVICE, INC.
WELLTECH EASTERN, INC.
WELLTECH MID-CONTINENT, INC.

YALE E. KEY, INC.
Q SERVICES, INC.*
Q.V. SERVICES, INC

By:	/s/ Richard J. Alario
Name:	Richard J. Alario
Title:	Vice President of each corporation listed above unless otherwise noted below

*Richard J. Alario is the President of this entity.

BROOKS WELL SERVICING BENEFICIAL, LP
by the sole general partner, Brooks Well Servicing, Inc.
DAWSON PRODUCTION PARTNERS, L.P.
by the sole general partner, Dawson Production Management, Inc.*
KEY ENERGY DRILLING BENEFICIAL, LP
by the sole general partner, Key Energy Drilling, Inc.
UNITRAK SERVICES, L.P.
by the sole general partner, Unitrak Services Holding, Inc.
WELLTECH MID-CONTINENT BENEFICIAL, LP
by the sole general partner, WellTech Mid-Continent, Inc.
YALE E. KEY BENEFICIAL, LP
by the sole general partner, Yale E. Key, Inc.
KEY ENERGY PRESSURE PUMPING, L.P.
by the sole general partner, Q Oil & Gas Services, LLC
KEY ENERGY FISHING & RENTAL SERVICES, L.P.
by the sole general partner, Q Oil & Gas Services, LLC
QUALITY OIL FIELD SERVICES, L.P.
by the sole general partner, Q Oil & Gas Services, LLC
Q PRODUCTION SERVICES, L.P.
by the sole general partner, Q Oil & Gas Services, LLC

Q.V. SERVICES OF TEXAS, L.P.
by the sole general partner, Q Oil & Gas Services, LLC
Q.V. SERVICES BENEFICIAL, L.P.
by the sole general partner, Q.V. Services, Inc.

By:	/s/ Richard J. Alario
Name:	Richard J. Alario
Title:	Vice President of each corporate general partner listed above and Manager of each limited liability company general partner listed above unless noted otherwise below

*Richard J. Alario is the President of this corporation.

DAWSON PRODUCTION ACQUISITION CORP.
DAWSON PRODUCTION TAYLOR, INC.

By:	/s/ Royce W. Mitchell
Name:	Royce W. Mitchell
Title:	Vice President and Treasurer of each corporation listed above

BROOKS WELL SERVICING, LLC
KEY ENERGY DRILLING, LLC
UNITRAK SERVICES, LLC
YALE E. KEY, LLC
WELLTECH MID-CONTINENT, LLC
Q ENERGY SERVICES, L.L.C.
Q OIL & GAS SERVICES, LLC
Q.V. SERVICES, LLC

By:	/s/ Richard J. Alario
Name:	Richard J. Alario
Title:	Manager of each limited liability company listed above